Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Nutrastar International Inc. to be filed on or about August 11, 2010, of our report dated March 25, 2010 with respect to the consolidated financial statements of Nutrastar International Inc. and subsidiaries as of and for the years ended December 31, 2009 and 2008.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ AGCA, Inc.
Arcadia, California
August 11, 2010

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants